Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact: Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	Investor Contact: Robert Jacobs Jacobs Consulting (310) 927 3108 robert.jacobs@jacobscon.com

RF Industries Reports Largest Quarter in Company History

with $22.4M in Sales

Declares Quarterly Cash Dividend of $0.02 per Common Share

San Diego, California, June 11, 2018 — RF Industries, Ltd. (NASDAQ: RFIL) today announced results for the fiscal second quarter and first six months ended April 30, 2018.

•	Second quarter sales of $22.4M, nearly tripled sales in the same quarter last year
•	First six months fiscal 2018 sales eclipse entire fiscal 2017 sales
•	Net income of $3.2M compared to $0.1M in the second quarter last year
•	Diluted EPS of $0.34 vs. $0.01 in the same quarter last year
•	Gross profit increased to 36% from 26% of sales in the second quarter last year
•	Declared $.02/share dividend, the 32nd consecutive quarterly dividend

	Q2 2018		Q2 2017		Q1 2018		Q4 2017		Q3 2017		Q2 2017		Q1 2017
Net sales	$22.4	M	$7.6	M	$10.3	M	$8.9	M	$7.8	M	$7.6	M	$6.6	M
Diluted EPS	$0.34		$0.01		$0.05		$0.03		$0.02		$0.01		$(0.02)
Operating margin	17.9%		0.9%		5.4%		5.4%		2.4%		0.9%		(5.4)%
Cash balance	$8.5	M	$4.3	M	$5.9	M	$6.0	M	$5.5	M	$4.3	M	$4.4	M

Message from Robert Dawson, President and CEO:

“We are obviously pleased to report that Q2 was the best quarter in RF Industries’ history. The creative solutions and hard work from our team and the heavy focus on our customers has led to increased sales and bookings, while showing significant improvement in gross margins. During the quarter we were asked to hit some aggressive production milestones on behalf of our customers and we did so in a flexible way without major increases in fixed operating costs.

“While the strong efforts of the team helped us to deliver a large portion of the $20 million backlog that we had entering the second quarter, we were able to generate new orders of $12 million during the quarter. This enabled us to start the third quarter with a solid $10 million backlog, although down from the beginning of the second quarter, is still substantially higher than the $4 million backlog we started with at the beginning of the fiscal year.

“Q2 was a big quarter for us and while we strive to set records every quarter, I’m aware that there will be ebbs and flows from quarter to quarter as we execute on our growth strategies. While we still have a lot of work to do, I’m confident in our ability to perform and believe that now is the time to invest in the business as we build a platform for long-term, sustainable and profitable growth.

“We remain focused on growing sales, maintaining strong margins, and leveraging our distribution channels to diversify our customer base. We are optimistic about the rest of the fiscal year as the Company continues to build momentum. At this time, we expect the Company’s new bookings, in combination with our current backlog, to result in significant growth in net sales and net income for the current fiscal third quarter ending July, 31, 2018, compared to the third quarter last year.”

Second Quarter Results

Net sales for the second quarter of fiscal 2018 increased $14.8 million to $22.4 million compared to $7.6 million in the second quarter last year. Net sales at the Custom Cabling Manufacturing and Assembly (Custom Cabling) segment increased $14.6 million to $19.6 million from $5.0 million in the second quarter last year. Custom Cabling benefited from higher sales of specialized custom cabling, fiber optic cable and other copper cabling products in the quarter. RF Connector and Cable Assembly (RF Connector) segment sales increased to $2.8 million from $2.6 million in the second quarter last year.

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7610 Miramar Road, San Diego, CA 92126-4202 ● (858) 549-6340 ● (800) 233-1728 ● FAX (858) 549-6345

E-mail: rfi@rfindustries.com ● Internet: www.rfindustries.com

RF Industries’ Reports Largest Quarter in Company History with $22.4M in Sales

June 11, 2018

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Gross profit for the second quarter increased $6.1 million to $8.1 million while gross margins improved to 36% of sales from 26% of sales in the second quarter last year. The improvement in gross margins was primarily due to the revenue increase at Custom Cabling which had the effect of spreading certain fixed manufacturing costs over a larger revenue base.

Selling and general expenses increased $1.7 million to $3.4 million compared to $1.7 million in the second quarter last year due to higher commissions and accrued bonuses related to the sales gains at Custom Cabling. Despite this increase in expenses, selling and general expenses as a percentage of sales declined to 15% of sales compared to 22% of sales in the second quarter last year, indicating the Company’s increased operational efficiencies.

Second quarter operating income increased $3.9 million to $4.0 million, or 17.9% of sales, compared to $0.1 million, or 0.9% of sales, in the second quarter last year.

Net income for the quarter was $3.2 million, or $0.34 per diluted share, compared to net income of $0.1 million, or $0.01 per diluted share, in the second quarter last year.

First Six Months Results

Net sales for the first six months of fiscal 2018 increased $18.4 million to $32.7 million compared to $14.3 million in the same period last year. Net sales at Custom Cabling increased $18.3 million to $27.4 million compared to $9.1 million in the same period last year. The gain in sales at Custom Cabling was due to strong sales of custom, fiber optic and copper cabling products. RF Connector sales increased to $5.3 million from $5.2 million in the same period last year.

Strong sales gains at Custom Cabling in the first half of fiscal 2018 increased gross profit $7.4 million to $11.2 million from $3.8 million while gross margins increased to 34% of sales from 26% of sales in the same period last year. The improvement in gross margins was primarily due to the revenue increase at Custom Cabling which had the effect of spreading certain fixed manufacturing costs over a larger revenue base.

Selling and general expenses increased $1.9 million to $5.6 million compared to $3.7 million in the first half last year due to higher commissions and accrued bonuses related to the sales gains at Custom Cabling. Despite this increase in expenses, selling and general expenses as a percentage of sales declined to 17% of sales compared to 26% of sales in the first half last year indicating the Company’s increased operational efficiencies.

First half operating income improved by $4.9 million, resulting in an operating profit of $4.6 million, or 14.0% of sales, compared to an operating loss of $0.3 million, or 1.9% of sales, in the same period last year.

Net income for the first six months of fiscal 2018 was $3.7 million, or $0.40 per diluted share, compared to a net loss of $0.1 million, or a loss of $0.01 per share, in the same period last year.

Balance Sheet Data; Dividends

At April 30, 2018, the Company reported working capital of $17.5 million, including cash and cash equivalents of $8.5 million, a current ratio of 2.7-to-1, no outstanding debt, and stockholders' equity of $25.2 million. During the first half of fiscal 2018, the Company paid out cash dividends of $0.04 per share, or $0.4 million.

At its June 6, 2018 meeting, the Board of Directors declared a quarterly cash dividend of $0.02 per common share. The quarterly cash dividend is payable on July 15, 2018 to stockholders of record on June 30, 2018. This is the 32nd consecutive quarterly dividend that RF Industries has paid to holders of common stock.

Cash dividends are made at the discretion of the Board of Directors, subject to applicable laws, and depend on a number of factors, including the Company’s financial condition, results of operations, capital requirements, plans for future acquisitions, contractual restrictions, general business conditions and other factors considered relevant by our Board of Directors.

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RF Industries’ Reports Largest Quarter in Company History with $22.4M in Sales

June 11, 2018

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Conference Call and Webcast

The Company has scheduled a conference call and webcast for this morning, June 11, 2018, at 11:30 a.m. EDT to discuss its results for the second quarter. To participate, the dial-in numbers for the call are (800) 239-9838 or (323) 994-2093 and the passcode is #2892918. A simultaneous webcast can be accessed from the Investor Information page at www.rfindustries.com. A replay of the call will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (844) 512-2921 or (412) 317-6671, replay pin #2892918, after 1:30 p.m. EDT.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, wire harnesses, fiber optic cables, custom cabling and data center equipment. The Company is headquartered in San Diego, California with operations in New York, Connecticut and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including higher sales, increased future demand for the Company’s products, and improved profitability, which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the Company's reliance on certain distributors for a significant portion of anticipated revenues; the Company’s ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; and its ability to address the changing needs of the market. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

(tables attached)

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED) (In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2018	2017	2018	2017

Net sales	$22,380	$7,640	$32,721	$14,257
Cost of sales	14,296	5,686	21,564	10,445
Gross profit	8,084	1,954	11,157	3,812

Operating expenses:
Engineering	637	204	963	428
Selling and general	3,431	1,684	5,624	3,677
Total Operating Expenses	4,068	1,888	6,587	4,105
Operating income (loss)	4,016	66	4,570	(293)
Other income (loss)	4	(2)	7	18
Income (loss) from continuing operations before provision (benefit) for income taxes	4,020	64	4,577	(275)
Provision (benefit) for income taxes	816	30	919	(72)
Income (loss) from continuing operations	3,204	34	3,658	(203)
Income from discontinued operations, net of tax	—	44	—	88
Net income (loss)	$3,204	$78	$3,658	$(115)

Earnings (loss) per share - Basic:
Continuing operations	$0.35	$0.00	$0.41	$(0.02)
Discontinued operations	0.00	0.01	0.00	0.01
Net income (loss) per share	$0.35	$0.01	$0.41	$(0.01)

Earnings (loss) per share - Diluted:
Continuing operations	$0.34	$0.00	$0.40	$(0.02)
Discontinued operations	0.00	0.01	0.00	0.01
Net income (loss) per share	$0.34	$0.01	$0.40	$(0.01)

Weighted average shares outstanding:
Basic	9,053,838	8,834,747	8,965,672	8,882,863
Diluted	9,386,194	8,877,201	9,244,725	8,882,863

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Apr. 30,	Oct. 31,
	2018	2017
		(audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$8,489	$6,039
Trade accounts receivable, net	11,745	3,901
Inventories, net	7,075	6,109
Other current assets	565	744
TOTAL CURRENT ASSETS	27,874	16,793

Property and equipment, net	611	711
Goodwill	3,219	3,219
Amortizable intangible assets, net	2,753	3,030
Non-amortizable intangible assets	1,237	1,237
Other assets	49	70
TOTAL ASSETS	$35,743	$25,060

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$5,936	$1,356
Accrued expenses	3,985	2,242
Income tax payable	507	—
TOTAL CURRENT LIABILITIES	10,428	3,598

Deferred tax liabilities, net	129	119
TOTAL LIABILITIES	10,557	3,717

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 9,144,873 and 8,872,246 shares issued and outstanding at April 30, 2018 and October 31, 2017, respectively	92	89
Additional paid-in capital	20,196	19,654
Retained earnings	4,898	1,600
TOTAL STOCKHOLDERS' EQUITY	25,186	21,343
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$35,743	$25,060